As filed with the Securities and Exchange Commission on March 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERGY, INC.

(Exact name of registrant as specified in its charter)

Missouri	82-2733395
(State of incorporation)	(I.R.S. Employer Identification No.)

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Heather A. Humphrey

Senior Vice President, General Counsel and Corporate Secretary

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller reporting company ☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS

Evergy, Inc.

Dividend Reinvestment and Direct Stock Purchase Plan

700,000 Shares of Common Stock (Without Par Value)

The Evergy Dividend Reinvestment and Direct Stock Purchase Plan (the Plan) offers a simple and convenient way for existing stockholders and potential investors to purchase shares of our common stock through optional cash investments and the reinvestment of dividends. The Plan offers:

•	Initial purchase of common stock or purchase of additional shares of common stock;

•	Reinvest all or a portion of your cash dividends in additional shares;

•	Sell shares of common stock credited to Plan accounts through the Plan.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $10,000. Shares purchased for participant’s account under the Plan will be acquired directly from us as original issue shares or purchased on the open market.

If the administrator of the Plan buys shares of Evergy common stock on the open market (the Nasdaq Stock Market LLC), the price of the shares will be the weighted average cost of all shares purchased for the relevant investment date. If the administrator of the Plan buys the shares from Evergy, the price will be the average of the high and low prices of the common stock for the relevant investment date as reported on the Nasdaq Stock Market LLC. All shares purchased include a nominal processing fee (currently $0.05 per share).

Our common stock is traded on the Nasdaq Stock Market LLC under the symbol “EVRG.”

Participating in the Plan and investing in our common stock involves risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 5.

Our principal executive office is located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, we may offer up to a total of 700,000 shares of our common stock described in this prospectus pursuant to the Plan. This prospectus provides you with a general description of the Plan. We may also add, update or change the information contained in this prospectus by means of a supplement to this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail regarding the matters discussed in this prospectus. Therefore, for a complete understanding of our securities being offered, we urge you to read carefully the registration statement (including the exhibits thereto), this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference under “Where You Can Find More Information,” before deciding whether to invest in the shares of our common stock being offered.

This prospectus contains and incorporates by reference information that you should consider when making your investment decision. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed materially since that date.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Evergy,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Evergy, Inc. and its subsidiaries, unless the context clearly indicates otherwise. Furthermore, when we refer to the “registrant,” we mean Evergy, Inc. Additionally, when we refer to the “Evergy Companies” we mean, collectively, Evergy, Inc., Evergy Kansas Central, Inc. (“Evergy Kansas Central”) and Evergy Metro, Inc. (“Evergy Metro”).

CAUTIONARY STATEMENTS REGARDING

CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to Evergy’s strategic plan, including, without limitation, those related to earnings per share, dividend, operating and maintenance expense and capital investment goals; the outcome of legislative efforts and regulatory and legal proceedings; future energy demand; future power prices; plans with respect to existing and potential future generation resources; the availability and cost of generation resources and energy storage; target emissions reductions; and other matters relating to expected financial performance or affecting future operations. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “should,” “could,” “may,” “seeks,” “intends,” “proposed,” “projects,” “planned,” “target,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Evergy is providing a number of risks, uncertainties and other factors that could cause actual results to differ from the forward-looking information. These risks, uncertainties and other factors include, but are not limited to: economic and weather conditions and any impact on sales, prices and costs; changes in business strategy or operations; the impact of federal, state and local political, legislative, judicial and regulatory actions or developments, including deregulation, re-regulation, securitization and restructuring of the electric utility industry; decisions of regulators regarding, among other things, customer rates and the prudency of operational decisions such as capital expenditures and asset retirements; changes in applicable laws, regulations, rules, principles or practices, or the interpretations thereof, governing tax, accounting and environmental matters, including air and water quality and waste management and disposal; the impact of climate change, including increased frequency and severity of significant weather events and the extent to which counterparties are willing to do business with, finance the operations of or purchase energy from the Evergy Companies due to the fact that the Evergy Companies operate coal-fired generation; prices and availability of electricity and natural gas in wholesale markets; market perception of the energy industry and the Evergy Companies; the impact of future pandemic health events on, among other things, sales, results of operations, financial position, liquidity and cash flows, and also on operational issues, such as supply chain issues and the availability and ability of the Evergy Companies’ employees and suppliers to perform the functions that are necessary to operate the Evergy Companies; changes in the energy trading markets in which the Evergy Companies participate, including retroactive repricing of transactions by regional transmission organizations and independent system operators; financial market conditions and performance, disruptions in the banking industry, including volatility in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of physical and cybersecurity breaches, criminal activity, terrorist attacks, acts of war and other disruptions to the Evergy Companies’ facilities or information technology infrastructure or the facilities and infrastructure of third-party service providers on which the Evergy Companies rely; impact of geopolitical conflicts on the global energy market; ability to carry out marketing and sales plans; cost, availability, quality and timely provision of equipment, supplies, labor and fuel; impacts of tariffs; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays and cost increases of generation, transmission, distribution or other projects; the Evergy Companies’ ability to manage their transmission and distribution development plans and transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility, including environmental, health, safety, regulatory and financial risks; workforce risks, including those related to the Evergy Companies’ ability to attract and retain qualified personnel, maintain satisfactory relationships with their labor unions and manage costs of, or changes in, wages, retirement, health care and other benefits; disruption, costs and uncertainties caused by or related to the actions of individuals or entities, such as activist shareholders or special interest groups, that seek to influence Evergy’s strategic plan, financial results or operations; the impact of changing expectations and demands of the Evergy Companies’ customers, regulators, investors and stakeholders, including heightened emphasis on environmental, social and governance concerns; the possibility that strategic initiatives, including mergers, acquisitions and divestitures, and long-term financial plans, may not create the value that they are expected to achieve in a timely manner or at all; difficulties in maintaining relationships with customers, employees, regulators or suppliers; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Additional risks and uncertainties are discussed in the Annual Report on Form 10-K for the year ended December 31, 2023 filed by Evergy, and from time to time in current reports on Form 8-K and quarterly reports on Form 10-Q filed by Evergy with the SEC. Reports filed by Evergy with the SEC should also be read for more information regarding risk factors. Each forward-looking statement speaks only as of the date of the particular statement. Evergy undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

OUR COMPANY

Evergy is a public utility holding company incorporated in 2017 and headquartered in Kansas City, Missouri. Evergy operates primarily through the following wholly-owned direct subsidiaries listed below.

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Evergy Kansas Central is an integrated, regulated electric utility that provides electricity to customers in the state of Kansas. Evergy Kansas Central has one active wholly-owned subsidiary with significant operations, Evergy Kansas South, Inc..

•	Evergy Metro is an integrated, regulated electric utility that provides electricity to customers in the states of Missouri and Kansas.

•	Evergy Missouri West is an integrated, regulated electric utility that provides electricity to customers in the state of Missouri.

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Evergy Transmission Company, LLC owns 13.5% of Transource Energy, LLC (“Transource”) with the remaining 86.5% owned by AEP Transmission Holding Company, LLC, a subsidiary of American Electric Power Company, Inc. Transource is focused on the development of competitive electric transmission projects.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200. We maintain a website at www.evergy.com where general information about us is available. Our Internet site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. In addition to the risk factors described below related to participating in the Plan, you should carefully consider the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 which has been filed with the SEC and are incorporated by reference in this prospectus, as well as all of the other information included, incorporated or deemed incorporated by reference in this prospectus, before making an investment decision.

Risks Associated with Investing in the Plan:

There are market risks associated with investing in the Plan.

Participants in the Plan generally have no control over or authority to direct the timing or price at which shares of common stock are purchased or sold for their Plan accounts. Orders to purchase or sell shares (except for market or limit order sales) may be processed up to five business days after the order is received. Therefore, participants in the Plan bear market risk associated with fluctuations in the price of our common stock. In addition, no interest is paid on funds held by the administrator pending investment.

There are tax consequences to reinvesting cash dividends under the Plan.

In general, the full amount of cash dividends paid on a participant’s shares of our common stock under the Plan is considered to be received by the participant for U.S. federal income tax purposes whether actually received in cash or reinvested in additional shares under the Plan. Therefore, by electing to reinvest cash dividends in additional shares of our common stock, a participant in the Plan may incur tax liability without having received the cash dividends to satisfy that liability.

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.

Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of our operating subsidiaries to distribute cash to us, as well as other factors that our board of directors may consider.

The price of our common stock can be volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock may be volatile. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other risk factors described above; variations in our quarterly operating results from our securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.

IMPORTANT CONSIDERATIONS

The purpose of the Plan is to provide a convenient and useful service for our current or potential shareholders. Nothing in this prospectus or other Plan information represents a recommendation by us or anyone else that any person buy or sell our common stock. We urge you to read this prospectus and the documents incorporated or deemed incorporated by reference in this prospectus thoroughly before you make your independent investment decision regarding participation in the Plan.

The value of our shares may increase or decrease from time to time. There is no assurance whether, or at what rate, we will continue to pay dividends. The Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity does not insure Plan accounts.

USE OF PROCEEDS

If we issue new shares of common stock under the Plan, the net proceeds will be added to our general funds and used for general corporate purposes.

SUMMARY OF PLAN HIGHLIGHTS

Because this section is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully.

How to Enroll. You do not need to be a shareholder to participate in the Plan. You may purchase your first shares through the Plan by either completing an enrollment form and sending it to the Plan administrator, or by enrolling on-line through the Plan administrator’s website and making an initial minimum cash investment of not less than $250 or more than $10,000.

If you are already a shareholder but not a participant in the Plan, you can enroll either by completing an enrollment form and sending it to the Plan administrator, or by enrolling on-line through the Plan administrator’s website.

If you make an initial investment, an optional cash investment, or acquire shares through dividend reinvestment, there may be per share fees and service charges for the acquisition of shares. See Summary of Participation Fees on page 11.

Optional Investments. After you enroll, you can make optional investments in our common stock in any amount from a minimum of $50 to a monthly maximum of $10,000 ($120,000 annually). Investments can be automatically deducted directly from your bank account provided the amount meets the minimum/maximum requirements. You can change the amount at any time provided you give the Plan administrator proper instructions about any changes at least ten business days prior to the next investment date.

How to Pay for Shares. You can make purchases in various ways—by check, automatic deduction or dividend reinvestment. Your investment dollars (minus applicable fees) are fully used to purchase shares.

Reinvest Dividends Automatically. You can automatically reinvest all or a portion of your dividends in additional shares. If you reinvest part of your dividends, you will receive your remaining dividends in cash.

Sell Plan Shares. You can sell some or all of your shares through the Plan administrator for a service charge of $25 for batch, market, day limit or good-til-cancelled (“GTC”) limit orders plus a nominal processing fee (currently $0.12 per share). See Summary of Participation Fees on page 11.

Direct Deposit of Dividends. If you do not reinvest your dividends, you can have your dividends deposited directly into your checking or savings account by electronic transfer on the dividend payable date.

TERMS OF THE PLAN

Eligibility. Any U.S. person or entity can participate in the Plan if they follow the steps described below under “Enrollment.” A citizen or resident of a country outside the United States is also eligible if participation does not violate any governmental regulations or laws.

If you are a beneficial owner of our stock (that is, your shares are registered in names other than your own, such as a broker or bank nominee), your beneficially owned shares are not eligible for dividend reinvestment through the Plan. You can, however, enroll these shares for dividend reinvestment by first transferring them into a book-entry account registered in your own name. Please contact your broker or nominee for more information. Once the shares are moved into a book-entry account registered in your name with the Plan administrator, the shares will be eligible for dividend reinvestment through the Plan.

Administration. Computershare Trust Company, N.A. (the “Plan administrator”) administers the Plan. The Plan administrator also serves as transfer agent, registrar and dividend paying agent for us. In addition, the administrator receives and invests all cash investments by participants, maintains participants’ Plan account records, issues periodic account statements and performs other duties relating to the Plan. If you have questions about the Plan, you may contact the Plan administrator:

Computershare Trust Company, N.A.

P.O. Box 43006

Providence, RI 02940-3006

Phone: (866) 239-8177 (toll-free)

(781) 575-4706

Website: www.computershare.com/investor

Enrollment. Read the prospectus carefully. To participate in the Plan, you must do either one of the following:

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If you are already a shareholder, complete and sign an enrollment form and return it to the Plan administrator. The enrollment form is available from the Plan administrator. You can also enroll on-line through the Plan administrator’s website, www.computershare.com/investor, and follow the instructions provided. You can elect to reinvest cash dividends paid on at least one whole share.

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If you are not a shareholder, you can make an initial cash investment of at least $250 (and not more than $10,000 monthly). A processing fee will be deducted from the investment amount. See Summary of Participation Fees on page 11.

There is no obligation to reinvest dividends you receive on shares you purchase through the Plan. After the Plan administrator approves your enrollment and receives your funds (if you are investing), your participation in the Plan begins.

Optional Investments. After you enroll, you can make investments in our common stock in any amount from a minimum of $50 to a maximum of $10,000 monthly. You may not invest more than $120,000 during any calendar year, not counting qualified Plan distributions, if any. You have no obligation to make optional investments.

You can make your investments by personal check payable to “Computershare-EVRG.” Return your payment to the Plan administrator with a completed enrollment form or the tear-off remittance portion included with your statement of account. The Plan administrator will not accept cash, money orders or third-party checks. Checks must be payable in U.S. dollars and drawn on a U.S. bank. See Summary of Participation Fees on page 11.

You may also make initial and optional investments through online bank debits by going to the Plan administrator’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. These funds will be held by the Plan administrator until the next investment date. You should refer to the online confirmation for the account debit date and investment date.

Automatic Investment. You can automatically invest a specified amount (not less than $50 and not more than $10,000 monthly) deducted directly from your U.S. bank account by completing the applicable section on a Direct Debit Authorization form and returning it to the Plan administrator, or on-line through the Plan administrator’s website, www.computershare.com/investor. Funds will be debited from your account on the 15th of each month; if that day is not a business day, the funds will be debited on the next business day thereafter. You can change or stop automatic investments by completing and returning the applicable section on a new Direct Debit Authorization form, or by sending written notification to the Plan administrator, or through the Plan administrator’s website. The Plan administrator must receive your instructions and authorization ten business days prior to the investment date. A processing fee may be deducted. See Summary of Participation Fees on page 11.

Investment Dates. Initial and optional investments will be invested as soon as practicable, but in any event such investments will be invested not later than five business days after good funds are received by the Plan administrator. Each date the Plan administrator invests your initial or optional investment funds is referred to as an “investment date”. The Plan administrator will wait up to three business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then invest funds on the investment date. If you elect to reinvest all or a portion of the cash dividends on your shares in the Plan, those dividends will be invested in additional shares of our common stock on the dividend payment date (the “dividend investment date”). If the dividend payment date is not a trading day, then the dividend investment date will be the next trading day.

Dividend Reinvestment Options

You can reinvest cash dividends paid on all or a portion of your shares in the Plan by making the appropriate selection on the enrollment form, or on-line through the Plan administrator’s website, www.computershare.com/investor. You can also change your reinvestment selection by either sending written notice to the Plan administrator or on-line through the Plan administrator’s website. To be effective for a particular dividend period, the Plan administrator must receive your instructions prior to the record date for the dividend. There will be a fee of 5% of your reinvested dividend amount up to a maximum of $2.50 per reinvestment. A processing fee may also be deducted. See Summary of Participation Fees on page 11.

Your dividend reinvestment options are:

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Full Dividend Reinvestment — If you choose this option, all of your dividends that become payable on shares in the account that you specify, including any book-entry shares, will be reinvested on the dividend investment date to purchase additional shares of our common stock.

•	Partial Dividend Reinvestment — You may reinvest dividends on a specific percentage of shares in the account you specify. Dividends on remaining shares will be paid to you by cash or direct deposit.

•	No Dividend Reinvestment — If you choose this option, all dividends on shares in the account that you specify will be paid to you in cash unless and until you direct otherwise.

OTHER INVESTMENT INFORMATION

Sources and Price of Shares. Shares of our common stock needed to meet the requirements of the Plan for optional cash investments and dividend reinvestments will be issued directly by us; purchased in the open market on the Nasdaq Stock Market LLC or in privately negotiated transactions on terms and conditions acceptable to the Plan administrator.

Any purchase of shares from us by the Plan administrator will be made pursuant to a registration statement filed with the SEC of which this prospectus is a part. The price of any shares purchased from us will be the average of the high and low sale prices as reported on the Nasdaq Stock Market LLC on the transaction date. We may, in our sole discretion, offer a discount on original issue shares of our common stock used to satisfy the requirements of the Plan participants for dividend reinvestments or optional cash investments. If a discount is offered, the price per share is reduced by the discount. In the case of dividend reinvestments, there will be a fee of 5% of your reinvested dividend amount up to a maximum of $2.50 per reinvestment plus a nominal processing fee (currently $0.05 per share). See Summary of Participation Fees on page 11.

The discount for original issue shares may vary between 0% and 5% and will be established by us after a review of various factors, including current market conditions, the level of participation and our current and projected capital needs.

If shares are purchased in the open market, the Plan administrator may combine your purchase requests with other purchase requests received from other plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by the Plan administrator’s broker. Shares for the plan will be purchased on the Nasdaq Stock Market LLC or in privately negotiated transactions. The Plan administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Plan administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common stock purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Plan administrator’s broker on that day to satisfy plan requirements. If shares are purchased for the Plan on the open market, the Plan administrator may, at its sole discretion, begin purchasing shares no earlier than three business days prior to any investment date and complete purchasing shares no later than 30 days after such date except where beginning at an earlier date is permissible or where completion at a later date is necessary or advisable under applicable federal regulatory and securities laws. The Plan administrator will use its best efforts to cause all funds received by it to be applied to the purchase of shares within the above discussed time period. If shares are purchased directly from us, such purchase shall take place on the investment date.

The Plan administrator may combine all participants’ funds for the purpose of making purchases of shares for the same investment period under the Plan.

You do not have control or authority to direct the price or time (except for market, day limit or GTC limit orders) at which common stock is purchased or sold for Plan accounts. Therefore, you bear market risk associated with fluctuations in the price of common stock.

No interest is paid on funds held by the Plan administrator pending investment. All investments must be in U.S. dollars and are subject to collection by the Plan administrator of full face value.

There is a $35 charge for each check, electronic funds transfer, or other investment that is rejected due to insufficient funds. The Plan administrator will consider the request for investment of such funds to be null and void, and will immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The Plan administrator will be entitled to sell shares in your account to satisfy any uncollected amount, plus the $35 charge. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of any uncollected amount, the Plan administrator is entitled to sell such additional shares from your account as may be necessary to satisfy any uncollected balance. When you enroll in the Plan, you authorize the Plan administrator to deduct this charge and sell shares from your Plan account, if necessary.

Direct Deposit. You may have any cash dividend that is not being reinvested deposited directly into your bank account. Please contact the Plan administrator for details. You may also elect direct deposit through the Plan administrator’s website, www.computershare.com/investor. You may change direct deposit account information or terminate direct deposit by providing notice prior to the record date to the administrator. To be effective for a particular dividend period, the Plan administrator must receive your instructions fifteen calendar days prior to the record date for the dividend.

Selling Shares through the Plan. You can sell some or all of the shares held in your Plan account at any time by contacting the Plan administrator. You have four choices when making a sale through the Plan:

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Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available by submitting a written request to the Plan administrator. All sales requests received in writing via U.S. Postal mail or other overnight delivery service will be submitted as batch order sales. To maximize cost savings for batch order sales requests, the Plan administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant will be the weighted average sale price obtained by the Plan administrator’s broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after the transaction has settled. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.

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Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available through the Plan administrator’s website, or by calling the Plan administrator. Market order sale requests received by telephone or through the Plan administrator’s website will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Market order sale requests received by the Plan administrator during market hours are final and cannot be stopped or cancelled. Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The Plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan administrator directly at (866) 239-8177. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. Sales proceeds will equal the market price of the sale obtained by the Plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.

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Day Limit Order: A day limit order is an order to sell shares when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at (866) 239-8177. A service fee of $25 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

•

Good-Til-Cancelled Limit Order: A GTC limit order is an order to sell shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order is traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan administrator at its sole discretion or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan administrator directly at (866) 239-8177. A service fee of $25 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. All per share processing fees include any brokerage commissions the Plan administrator is required to pay. All sale instructions are final when the Plan administrator receives them; your sale instructions cannot be stopped or cancelled. The Plan administrator may, for various reasons, require your transaction request to be submitted in writing. You should contact the Plan administrator to determine if there are any limitations applicable to your particular sale request.

A request to sell all of your shares in your Plan account will be treated as a withdrawal from the Plan, as described in the next section.

Please note that if your account share balance falls below one share, the Plan Administrator may liquidate the fractional share, remit the proceeds to you, less any applicable commission and fees, and close your Plan account.

Closing a Plan Account. You can close your Plan account at any time by completing and sending back the Transaction Request form attached to your Plan statement, or by calling or sending written notification to the Plan administrator, or through its website. Electing to sell or withdraw all shares from your Plan account automatically terminates your Plan participation. If you close your Plan account by withdrawing all shares, the Plan administrator will transfer all whole shares in your Plan account into another book-entry account in your name and the cash value of any fractional share will be paid to you by check, less a service fee of $25 and a processing fee of $0.12 per share sold.

If instructions to close a Plan account for which dividends are to be reinvested are received near a dividend payment record date, the Plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of such Plan account. In the event reinvestment is made, the Plan administrator will process the account closing as soon as practicable, but in no event later than five business days after any dividend disbursement is allocated to your Plan account. After you close a Plan account, you cannot make future investments through the Plan without re-enrolling.

We, or the Plan administrator, on our behalf, have the right to deny, suspend or terminate your participation in the Plan on grounds of excessive enrollment and termination. This is intended to minimize administrative expense and encourage long-term investment.

Account Statements. You will receive quarterly statements (or, at your request, an electronic notice) from the Plan administrator showing all of your year-to-date transactions (shares, amounts invested, purchase prices) and other account information. Supplemental statements or notices will be sent in any month when you make an initial or optional cash investment, transfer or withdrawal of shares. Please retain your account statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes. If you need a replacement statement, you should contact the Plan administrator. There may be a fee for providing copies of statements for any period in a prior calendar year. Account information may also be obtained through the Investor Center feature of the Plan administrator’s website, www.computershare.com/investor.

Reports. All notices, statements and reports will be mailed to the latest address on record with the Plan administrator. Address changes may be made in writing or by telephone to the Plan administrator.

SUMMARY OF PARTICIPATION FEES

Enrollment fee for new investors	No Charge
Reinvestment of dividends	5% of the dividend payment up to a maximum of $2.50 per reinvestment plus a per share fee of $0.05 per share
Optional cash purchase by check	$2.50 per investment
Optional cash purchase by one-time bank debit	$2.50 per investment
Optional cash purchase by recurring monthly automatic deduction	$1.50 per investment
Purchase of shares – open market	Per share fee of $0.05 per share
Purchase of shares – from Company	Per share fee of $0.05 per share
Batch Order sale of shares (all or a portion)	$25.00 plus per share fee of $0.12 per share
Market Order sale of shares (all or a portion)	$25.00 plus per share fee of $0.12 per share
Day Limit Order sale of shares (all or a portion)	$25.00 plus per share fee of $0.12 per share
GTC Limit Order sale of shares (all or a portion)	$25.00 plus per share fee of $0.12 per share
Customer representative assistance fee for sale of shares	Additional $15.00 per sale
Direct deposit of sale proceeds	$35.00 per sale
Gift or Transfer of Shares	No charge
Returned checks or rejected bank withdrawals	$35.00 per occurrence
Prior year account statements	$15.00 per year
All per share fees include any brokerage commissions the Plan administrator is required to pay.

MISCELLANEOUS

Stock Splits, Stock Dividends and Other Distributions. In the event dividends are paid in shares of our common stock or if shares of our common stock are distributed in connection with any stock split or similar transaction, each account balance will be adjusted to reflect the receipt of shares of our common stock paid or distributed. You will receive a statement or electronic notice indicating the number of shares credited to your account as a result of the transaction.

Voting of Shares. We will mail you (or, at your request, notify you electronically) proxy materials, including a proxy card representing all shares credited to your Plan account, including fractional shares, and shares held in book entry. The proxy will be voted as indicated by you in accordance with the applicable proxy voting instructions. If you do not provide any instruction on your properly signed and returned proxy card, all of your shares will be voted in accordance with the recommendations of our management. If you do not return the proxy card or you return it unsigned, none of your shares will be voted by proxy.

Limitation of Liability. We, our directors, officers, employees and the Plan administrator and its representatives are not liable for anything done in good faith or good faith omissions in administering the Plan. This includes any claim of liability based on the prices or times at which shares are purchased or sold or any change in market price of shares or for the payment, any ability to purchase shares or as to the timing of any purchase or amount of any future dividends on common stock. This is not a waiver of rights you may have under applicable securities laws.

Plan Modification or Termination. We reserve the right to suspend, terminate or modify the Plan at any time. We will notify you of any such suspension, termination or, if material, modification of the Plan. Upon termination of the Plan, any whole Plan shares will be transferred to and held in “direct registration system” form and a cash payment will be made for any fractional share less any service or processing fees. We also reserve the right to change any administrative procedures, fees and commissions of the Plan without notice. We reserve the right to close your Plan account if you do not own at least one whole book-entry or Plan share of record.

Unclaimed Property. To prevent your dividends and/or shares of stock from being classified as unclaimed property, please remember to cash your dividend checks in a timely manner, vote your annual proxy and keep your mailing address current. Many states are moving towards ‘owner generated activity’ to determine if an account is active. If a shareholder fails to initiate action on their account in a manner that the state specifies as acceptable and within the state dormancy period, the state may make a demand for funds and/or shares. Owner generated activity generally includes any owner-initiated transactions or account inquiries, including but not limited to: optional cash or automatic investments, withdrawals, transfers, telephone inquiries and voting your proxy.

Material U.S. Federal Income Tax Consequences. The following is a summary of material U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. This summary is limited to Plan participants who hold our common stock as a capital asset (generally, property held for investment). This summary is based on current law (including administrative guidance), is for general information only and is not tax advice. This summary may not reflect every possible situation resulting from participation in the Plan and does not address the potential application of the Medicare contribution tax on net investment income or participants subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, an accrual method taxpayer subject to special tax accounting rules as a result of such taxpayer’s use of financial statements, financial institutions, broker-dealers, participants who hold our stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment and participants whose functional currency is not the U.S. dollar). All participants should consult with their own tax advisors regarding the specific tax consequences to them under applicable federal, state, local and foreign tax laws and the impact of any changes in applicable tax laws, which may have retroactive effect.

Tax Consequences to U.S. Participants. This section applies to you if you are a U.S. participant. You are a U.S. participant if, for U.S. federal income tax purposes, you are a participant in the Plan and you are:

•	an individual U.S. citizen or resident alien;

•	a corporation or entity taxable as a corporation for U.S. federal income tax purposes that was created under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•

a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has validly elected to be treated as a U.S. person.

Initial and Optional Investments. In general, a U.S. participant who makes an initial or optional investment under the Plan will not realize gain or loss for U.S. federal income tax purposes as a result of the purchase of shares pursuant to such initial or optional investment and the participant’s tax basis in such shares will equal the purchase price of the shares (including the amount of any applicable brokerage fees). A U.S. participant’s holding period for such shares generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Reinvestment of Dividends. In general, the full amount of cash dividends paid to a U.S. participant by us (including any amount used to pay applicable brokerage commissions for open market purchases and any amount paid with respect to fractional shares) is considered received by the U.S. participant for U.S. federal income tax purposes whether actually received or reinvested under the Plan. If a reinvested dividend is used to acquire shares of our common stock from us, a U.S. participant generally will be treated as having received a distribution in an amount equal to the fair market value of the acquired common stock (including any amounts received with respect to fractional shares). If a reinvested dividend is used to purchase common shares in the open market, a U.S. participant generally will be treated as having received a distribution equal to the amount of the cash dividend used to make such purchase (including any amount used to pay applicable brokerage commissions and any amount received with respect to fractional shares). In all cases, the amount of distribution received by a U.S. participant, for U.S. federal income tax purposes, will include the amount of any tax withholding that was deducted from the reinvested dividend.

Generally, any such distribution (including deemed distributions described above) will be taxable to a U.S. participant as ordinary dividend income to the extent of the participant’s pro rata share of our current or accumulated earnings and profits for U.S. federal income tax purposes. Dividend income recognized by a corporation may be eligible for the dividends-received deduction if certain holding period and other requirements are met. Dividend income recognized by an individual or other non-corporate participant may be taxable at the preferential rates applicable to long-term capital gain if certain holding period and other requirements are met. Otherwise, dividends will be taxable at ordinary income tax rates. The amount of any distribution in excess of a U.S. participant’s pro rata share of our current and accumulated earnings and profits will reduce the participant’s tax basis in the common stock with respect to which the distribution was received, and, to the extent it exceeds such tax basis, will result in capital gain that will be taxable as long-term capital gain if the distribution is with respect to shares that have been held by the participant for more than one year.

Shares of our common stock purchased on the open market or purchased from us with reinvested distributions generally will have a basis equal to the amount of the distribution a U.S. participant is treated as receiving, as described above, less the amount of any tax withholding deducted from the reinvested distribution. A U.S. participant’s holding period for such shares generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Deposit or Sale of Shares. A U.S. participant generally will not realize gain or loss for U.S. federal income tax purposes upon the deposit of shares to the Plan, but generally will recognize capital gain or loss on the sale or other taxable disposition of any of its shares held in the Plan (including the receipt of cash for fractional shares). The amount of gain or loss generally will be the difference between the amount realized from the sale or other taxable disposition of shares (including amounts received with respect to fractional shares) and the tax basis of those shares (or fractional shares). Unless a U.S. participant specifically identifies the shares that are being sold, a first in, first out, or FIFO, method will be used when determining the tax basis of the shares sold. Capital gain will be taxable as long-term capital gain if such shares have been held by the participant for more than one year. Under current law, net long-term capital gains recognized by individuals and other non-corporate participants are generally eligible for taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Participants. This section applies to you if you are a non-U.S. participant. A non-U.S. participant is a participant in the Plan that is neither a U.S. participant nor a partnership or other pass-through entity.

Initial and Optional Investments. The U.S. federal income tax consequences of a non-U.S. participant who makes an initial or optional investment under the Plan are similar to those consequences described above under “Tax Consequences to U.S. Participants—Initial and Optional Investments.”

Reinvestment of Dividends. Distributions with respect to our common stock received by non-U.S. participants (including deemed distributions described above under “Tax Consequences to U.S. Participants—Reinvestment of Dividends,”) will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Subject to the discussions below on backup withholding and FATCA, dividends paid to a non-U.S. participant that are not effectively connected with the non-U.S. participant’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or a lower rate specified under an applicable income tax treaty). In order to receive a reduced treaty rate, a non-U.S. participant must provide to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E (or applicable substitute or successor form) properly certifying eligibility for the reduced rate. Non-U.S. participants should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Subject to the discussions below on backup withholding and FATCA, dividends that are effectively connected with a non-U.S. participant’s conduct of a trade or business in the United States and, if an income tax treaty so requires, are attributable to a permanent establishment maintained by the non-U.S. participant in the United States, are taxed on a net-income basis at the regular graduated U.S. income tax rates and in the manner applicable to U.S. persons. In that case, the applicable withholding agent will not have to withhold U.S. federal withholding tax if the non-U.S. participant complies with applicable certification and disclosure requirements (which generally are met by providing an IRS Form W-8ECI). In addition, a “branch profits tax” may be imposed at a 30% rate (or a lower rate specified under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Deposit or Sale of Shares. As described above under “Tax Consequences to U.S. Participants—Deposit or Sale of Shares,” a non-U.S. participant generally will not realize gain or loss for U.S. federal income tax purposes upon the deposit of shares to the Plan. Subject to the discussions of backup withholding below, any gain realized by a non-U.S. participant on the sale or other taxable disposition of any of its shares held in the Plan (including the receipt of cash for fractional shares) generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the non-U.S. participant’s conduct of a trade or business in the United States and, if the non-U.S. participant is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or

•	the non-U.S. participant is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, the non-U.S. participant generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. participants, as described above, unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S. participant is a corporation, such non-U.S. participant may also be subject to the branch profits tax described above. If the second bullet point applies, the non-U.S. participant generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other taxable disposition of its shares held in the Plan) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding. Distributions with respect to, or the proceeds of the sale or other taxable disposition of, our common stock may be subject to information reporting. Participants that fail to provide certain U.S. federal income tax certifications in the manner required by law may be subject to U.S. federal backup withholding tax. If your dividends are subject to U.S. federal backup withholding tax, the administrator will deduct the appropriate amount of tax required to be withheld, and only the remaining amount will be reinvested in common stock, or paid to you. U.S. participants are generally not subject to U.S. federal backup withholding tax if the U.S. participant supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. If you are a non-U.S. participant, information reporting may apply to distributions with respect to our common stock. In addition, if you are a non-U.S. participant, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax on distributions with respect to, and proceeds from the disposition of, our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service. If you are subject to such withholding, you should contact your tax advisors or the Internal Revenue Service for information.

In the case of dividend reinvestments by a non-U.S. participant who is subject to U.S. federal income tax withholding on distributions, the amount of tax required to be withheld will be deducted from the amount of reinvested dividends and only the remaining amount will be invested in Plan shares. Non-U.S. participants should consult their own tax advisors regarding the applicability of U.S. federal withholding tax to them and all other tax consequences to them under applicable tax laws and any applicable tax treaties.

We must report annually to the Internal Revenue Service and to each participant the amount of all actual and deemed distributions and the amount of tax withheld from those distributions. The Plan administrator, as required, will report to the participant and to the Internal Revenue Service the proceeds from the sale of any Plan shares and the tax basis of the shares sold.

FATCA. Under the Foreign Account Tax Compliance Act and related IRS guidance concerning foreign account tax compliance rules (“FATCA”) a 30% withholding tax is imposed on dividends payable in respect of our common stock to foreign financial institutions and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. If withholding is required under these rules, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid. Prospective participants should consult their tax advisors regarding the effects of FATCA on their investment in the Plan.

DESCRIPTION OF COMMON STOCK

The following descriptions of our common stock and the relevant provisions of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated By-laws (the “By-laws”) are summaries and are qualified by references to the Articles of Incorporation and the By-laws, each of which is incorporated by reference as an exhibit to this registration statement, of which this prospectus is a part, as well as the applicable General and Business Corporation Law of Missouri.

General. Under our Articles of Incorporation, we are authorized to issue 612,000,000 shares of stock, divided into classes as follows:

•	12,000,000 shares of preference stock, without par value; and

•	600,000,000 shares of common stock, without par value.

As of February 21, 2024, 229,730,266 shares of our common stock were outstanding. No shares of our preference stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of preference stock are set by our board of directors when it is issued.

Dividend Rights and Limitations. The holders of shares of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Voting Rights. Except as otherwise provided by law and subject to the voting rights of any outstanding preference stock, the holders of our common stock are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors. The holders of shares of our common stock are not entitled to cumulative voting of their shares in the election of directors. Directors are to be elected by a majority of the votes cast by the holders of shares of our common stock entitled to vote and present in person or represented by proxy, provided that in the case of a “contested election” (as such term is defined in the By-laws), the directors will be elected by a plurality of the votes cast.

Liquidation Rights. In the event of any dissolution or liquidation of the Company, after there shall have been paid to or set aside for the holders of shares of any outstanding preference stock the full preferential amounts to which they are entitled, the holders of outstanding shares of our common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous. The outstanding shares of our common stock are, and the shares of our common stock sold hereunder will be upon payment for them, fully paid and nonassessable. The holders of shares of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any sinking fund provisions, redemption provisions or conversion rights.

Transfer Agent and Registrar. Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations. The affirmative vote of the holders of at least 80% of the outstanding shares of our common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•

the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of shares of our common stock in such business combination is not less than the highest per share price paid by or on behalf of the interested shareholder for any shares of our common stock during the five-year period preceding the announcement of the business combination.

Listing. The common stock of Evergy is listed on the Nasdaq Global Select Market under the symbol “EVRG.”

LEGAL MATTERS

Legal matters with respect to the common stock offered under this prospectus will be passed upon by Christie Dasek-Kaine, Senior Director, Counsel and Assistant Corporate Secretary. As of the date of this prospectus, Ms. Dasek-Kaine beneficially owned a number of shares of the Company’s common stock, including restricted stock and performance shares, which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements of Evergy, Inc. and subsidiaries as of and for the year ended December 31, 2023, incorporated by reference in this Prospectus, and the effectiveness of Evergy, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov).

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. We hereby incorporate by reference into this registration statement the following documents (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, and any associated exhibits furnished pursuant to Item 9.01 thereof, or otherwise not filed with the SEC, which are deemed not to be incorporated by reference into this registration statement):

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024;

•	Our Current Report on Form 8-K, as filed with the SEC on March 8, 2024; and

•	Description of our common stock, as filed as Exhibit 4.64 to Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021.

All documents the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto not filed with the SEC or pursuant to other applicable SEC rules) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document subsequently filed by the Company which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Our website is www.evergy.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this registration statement.

003SSN159A

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14: OTHER EXPENSES OF ISSUANCES AND DISTRIBUTIONS

Expenses payable by Evergy for the sale of its securities, other than underwriting discount and commissions, are estimated as follows:

Securities and Exchange Commission	$5,319.95
Legal Fees and Expenses (including Blue Sky Fees)	20,000
Accounting Fees and Expenses	25,000
Printing of Registration Statement, Prospectus, etc.	21,000
Transfer Agent’s Fees and Expenses	*
Miscellaneous	2,000
Total	$73,319.95

*	Because an indeterminate number of shares may be sold by participants through the Plan, the transfer agent’s fees and expenses are not currently determinable.

ITEM 15: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Missouri Revised Statutes (RSMo) Section 351.355 (2022) provides as follows:

1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

6. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

8. The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

10. For the purpose of this section, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

11. For purposes of this section, the term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

The officers and directors of Evergy have entered into indemnification agreements indemnifying such officers and directors to the extent allowed under the above RSMo Section 351.355 (2022).

Article Thirteen of the Articles of Incorporation of Evergy provides as follows:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The General and Business Corporation Law of Missouri, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. The right to indemnification conferred in this ARTICLE THIRTEEN shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if The General and Business Corporation Law of Missouri requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, but not limited to, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE THIRTEEN or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this ARTICLE THIRTEEN is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under The General and Business Corporation Law of Missouri for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in The General and Business Corporation Law of Missouri, nor an actual determination by the Company (including its Board of Directors, independent, legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEEN shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, the By-laws of the Company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by The General and Business Corporation Law of Missouri; provided, however, that no such further indemnity shall indemnify any person from or on account of such director’s or officer’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEEN after the date of approval of this ARTICLE THIRTEEN by the Company’s shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

(d) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEEN.

(e) Amendment. This ARTICLE THIRTEEN may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (i) the effective date of such amendment or repeal; (ii) the expiration date of such person’s then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (iii) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

Pursuant to RSMo Section 351.355 (2022) and the Articles of Incorporation, Evergy, Inc. maintains directors’ and officers’ liability coverage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16: EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	* Amended and Restated Articles of Incorporation of Evergy, Inc., effective June 4, 2018 (Exhibit 3.1 to Form 8-K filed on June 4, 2018).

3.2	* Amended and Restated By-laws of Evergy, Inc., effective December 13, 2023 (Exhibit 3.1 to Form 8-K filed on December 14, 2023).

5.1	Opinion of Christie Dasek-Kaine, Senior Director, Counsel and Assistant Corporate Secretary, regarding the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Christie Dasek-Kaine, Senior Director, Counsel and Assistant Corporate Secretary (included in Exhibit 5.1).

24.1	Powers of Attorney.

107.1	Filing Fee Table

*	Incorporated by reference herein as indicated.

ITEM 17: UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on March 29, 2024.

Evergy, Inc.

By:	/s/ David Campbell
David Campbell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Campbell David Campbell	Director, President and Chief Executive Officer (Principal Executive Officer)	March 29, 2024

/s/ Kirkland B. Andrews Kirkland B. Andrews	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 29, 2024

/s/ Steven P. Busser Steven P. Busser	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 29, 2024

* Mark A. Ruelle	Director, Chair of the Board	March 29, 2024

* Thomas D. Hyde	Director	March 29, 2024

* B. Anthony Isaac	Director	March 29, 2024

* Paul M. Keglevic	Director	March 29, 2024

* Mary L. Landrieu	Director	March 29, 2024

* Sandra A. J. Lawrence	Director	March 29, 2024

* Ann D. Murtlow	Director	March 29, 2024

* Sandra J. Price	Director	March 29, 2024

Signature	Title	Date

* James Scarola	Director	March 29, 2024

* Neal A. Sharma	Director	March 29, 2024

* C. John Wilder	Director	March 29, 2024

* By:	/s/ David Campbell
David Campbell
Attorney-in-fact